NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES NEW LINE OF CREDIT FOR ACQUISITIONS AND EXTENSION OF REVOLVING CREDIT LINE

NEW YORK, NEW YORK (September 24, 2019) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced today that it entered into a new $15.0 million line of credit (the “Acquisition Credit Line”) with Webster Bank, N.A. (“Webster Bank”) to provide short-term financing for real estate acquisitions. The Acquisition Credit Line is unsecured, expires on September 30, 2021, and may be used to fund up to 65% of the cost of real estate acquisitions. If amounts borrowed under the Acquisition Credit Line are not repaid within 135 days of the acquisition, expected to be from proceeds from long-term financing on the acquired property, a first mortgage would be placed on the property acquired. Borrowings under the Acquisition Credit Line are at the one-month LIBOR rate plus 2.75%.

Griffin also announced that it executed an amendment (the “Revolving Credit Line Amendment”) to its existing revolving credit line (the “Webster Credit Line”) with Webster Bank that extends the Webster Credit Line through September 30, 2021. The Revolving Credit Line Amendment increases the amount of the Webster Credit Line from $15.0 million to $19.5 million while adding an approximately 31,000 square foot industrial/warehouse building to the buildings aggregating approximately 283,000 square feet (mostly office/flex space) that collateralize the Webster Credit Line. Under the terms of the Revolving Credit Line Amendment, the interest rate under the Webster Credit Line was reduced from the one-month LIBOR rate plus 2.75% to the one-month LIBOR rate plus 2.50%. Griffin has not had any borrowings under the Webster Credit Line since its inception in fiscal 2013. Both the Acquisition Credit Line and the Webster Credit Line may be extended by Griffin for an additional year through September 30, 2022.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding Griffin's beliefs and expectations regarding the use of borrowings under the Acquisition Credit Line and obtaining long-term financing to repay amounts borrowed under the Acquisition Credit Line. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin's Securities and

Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Statements" sections in Griffin's Annual Report on Form 10-K/A for the fiscal year ended November 30, 2018. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.